Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-237957, 333-188631, 333-94563, 333-142620, 333-166545, 333-168526, 333-168529, 333-211008, 333-217541, 333-231073, 333-144470 and 333-255480 on Form S-8 of our reports dated February 24, 2023, relating to the financial statements of Kforce Inc. and subsidiaries and the effectiveness of Kforce Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Kforce Inc. and subsidiaries for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Tampa, Florida
February 24, 2023